Exhibit 99.4

SIGNET JEWELERS LIMITED

RULES OF THE

IRISH SHARESAVE SCHEME

Adopted by Directors’ Resolution on 9 July 2008, as amended

and approved by the Irish Revenue Commissioners on [—] under reference [—]

Herbert Smith LLP

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RULES OF THE IRISH SHARESAVE SCHEME

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1.	DEFINITIONS

1.1	In this Scheme, the following words and expressions shall have, where the context so admits, the meanings set forth below:

“Appropriate Period” the meaning given by Paragraph 16(2) of Schedule 12A to the Taxes Act;

“Associated Company” means any company which, in relation to the Company, is an associated company as that term is defined for the purposes of Paragraph 1(1) of Schedule 12A to the Taxes Act;

“Board” the board of directors for the time being of the Company or a duly authorised committee thereof;

“Bonus Date” in relation to any Option granted to a Participant, the earliest time when the Relevant Bonus is payable under the Savings Contract entered into by the Participant;

“the Company” Signet Jewelers Limited (registered in Bermuda no. 42069);

“Control” has the meaning given by section 432 of the Taxes Act;

“Date of Grant” the date on which an Option is granted;

“Date of Invitation” the date on which the Grantor invites applications for Options;

“Dealing Day” any day on which the London Stock Exchange is open for the transaction of business;

“Eligible Employee”

(A)	any individual who at the Date of Grant:

(1)	is a full-time director or an employee of a Participating Company; and

(2)	has been such a director or employee of a Participating Company for such qualifying period (if any) (being a period commencing not earlier than 3 years prior to the Date of Grant) as the Board may determine and also provided that such qualifying period shall apply to all Eligible Employees; and

(3)	is chargeable to tax in respect of his or her office or employment under Schedule E of the Taxes Act; or

(B)	any other individual who is nominated by the Board as a director or employee of a Participating Company (or is nominated as a member of a category of such executive directors and employees),

but in all cases excluding any person who is prohibited from participating by reason of the provisions of Paragraph 8 of Schedule 12A to the Taxes Act;

“Employees’ Share Scheme” the meaning given by Section 743 of the UK Companies Act 1985;

“Exercise Price” the total amount payable in relation to the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;

“Grantor” the Board, with respect to Options granted or to be granted by the Company;

“Grant Period” the period of 42 days commencing on:

(A)	the day on which the Scheme is approved by the Revenue Commissioners;

and subject to the Revenue Commissioners approving the Scheme, the period of 42 days commencing on any of the following:

(B)	the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year, half-year or other period;

(C)	the day on which the Board resolves that exceptional circumstances exist which justify the grant of Options; or

(D)	any day on which any change to the legislation affecting savings-related share option schemes approved by the Revenue Commissioners under the Taxes Act is proposed or made;

“Listing” means listing on the New York Stock Exchange and/or the London Stock exchange

“London Stock Exchange” London Stock Exchange plc;

“Lower Bonus” the bonus payable at the end of a period of three years form the commencement of a Savings Contract;

“Market Value” in relation to a Share on any day its market value shall be determined in accordance with Section 548 of the Taxes Act;

“Maximum Bonus” the bonus payable at the end of a period of seven years from the commencement of a Savings Contract;

“Maximum Contribution” the lesser of:

(A)	such maximum monthly contribution as may be determined from time to time by the Board; or

(B)	such maximum monthly contribution as may be permitted pursuant to Paragraph 25 of Schedule 12A to the Taxes Act;

“Monthly Contributions” monthly contributions agreed to be paid by a Participant under his Savings Contract;

“Option” a right to acquire Shares under the Scheme which is either subsisting or is proposed to be granted;

“Option Price” the price for the acquisition of a Share expressed in euro, as determined by the Grantor, at which an Eligible Employee may acquire Shares upon the exercise of an Option granted to him being not less than the higher of:

(A)	an amount equal to 80 per cent. (rounded up to the nearest whole penny) of the Market Value of a Share expressed in euro, on the Dealing Day immediately preceding the Date of Invitation or, if the Grantor so determines, 80 per cent. of the average of the Market Values on the three Dealing Days immediately preceding the Date of Invitation or 80 per cent. of the Market Value at such other time or times as may be previously agreed in advance in writing with the revenue Commissioners; and

(B)	if the Shares are to be subscribed, their nominal value;

but subject to any adjustment pursuant to Rule 10;

“Participant” any Eligible Employee to whom an Option has been granted, or (where the context so admits) the personal representative(s) of any such person;

“Participating Company”

(A)	the Company; and

(B)	any other company which is under the Control of the Company, is a Subsidiary of the Company and which has been expressly designated by the Board as being a Participating Company;

“Relevant Bonus” the Lower Bonus, Standard Bonus or Maximum Bonus as determined in accordance with Rule 2.1.4;

“Savings Contract” a contract under a certified contractual savings scheme (within the meaning of Schedule 12B to the Taxes Act) approved by the Revenue Commissioners for the purpose of Schedule 12A to that Act;

“Scheme” the Signet Jewelers Limited Irish Sharesave Scheme in its present form or as from time to time amended in accordance with the provisions hereof;

“Share” a fully paid common share in the capital of the Company which satisfies the requirements of paragraphs 10 to 15 of Schedule 12A to the Taxes Act;

“Specified Age” age 65 (sixty-five);

“Standard Bonus” the bonus payable at the end of a period of five years from the commencement of a Savings Contract;

“Subsidiary” the meaning given by section 736 of the UK Companies Act 1985;

“Taxes Act” the Taxes Consolidation Act 1997; and

“Treasury Shares” the meaning given in section 162A(3) of the UK Companies Act 1985.

1.2	Words and expressions not otherwise defined herein have the same meaning they have in the Taxes Act.

1.3	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.4	The headings in the rules of the Scheme are for the sake of convenience only and should be ignored when construing the rules.

1.5	Any reference to a statute (or a particular Chapter, part or Section thereof) shall be a reference to the statute in force and shall include any statutory modification or re-enactment thereof for the time being in force and any regulations made thereunder.

2.	APPLICATION FOR OPTIONS

2.1	The Grantor may, during any Grant Period, invite applications for Options on similar terms at the Option Price from Eligible Employees. Invitations may be made by letter, poster, circular, advertisement, electronically, or by any other written means or combination of means determined by the Board and shall include details of:

2.1.1	eligibility;

2.1.2	the Option Price;

2.1.3	the date by which applications made pursuant to Rule 2.3 must be received, (being neither earlier than 14 days nor later than 25 days after the Date of Invitation);

2.1.4	the maximum permitted Monthly Contribution;

2.1.5	whether, for the purposes of determining the number of Shares over which an Option is to be granted, Eligible Employees may elect for the repayment under the Savings Contract to be taken:

(A)	as including the Maximum Bonus,

(B)	as including the Standard Bonus,

(C)	as including the Lower Bonus,

(D)	as not including a bonus; and

2.1.6	the Grantor may determine and include in the invitation, details of the maximum number of Shares over which Options are to be granted pursuant to invitations issued on that occasion.

2.2	Each application for an Option must incorporate or be accompanied by a proposal for a Savings Contract.

2.3	Following any notice to an Eligible Employee by the Grantor pursuant to Rule 2.1 above he may apply for an Option by completing and returning an application in such form (not inconsistent with the provisions of the Scheme) as the Grantor may from time to time determine which shall specify the Monthly Contribution which he wishes to make under the related Savings Contract (being a multiple of €1 and not less than €12 or, if lower, the minimum amount per month from time to time specified in paragraph 25 of Schedule 12A to the Taxes Act) and authorise the deduction of the Monthly Contribution from his remuneration. It must be accompanied by a form of application concerning his entry into a Savings Contract, such form to be in terms acceptable to the body administering the Savings Contract.

2.4	Each application for an Option shall provide that, in the event of excess applications, each application shall be deemed to have been modified or withdrawn in accordance with the steps taken by the Grantor to scale down applications pursuant to Rule 3.

2.5	Proposals for a Savings Contract shall be limited to such qualifying savings institution (within the meaning given by section 519C of the Taxes Act) as the Board may designate.

2.6	Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the expected repayment (including any Relevant Bonus) under the related Savings Contract at the appropriate Bonus Date.

2.7	The grant and the exercise of an Option shall be subject to obtaining any approval or consent required under any applicable laws, regulations of governmental authority and the requirements of the London Stock Exchange and any other securities exchange on which the Shares are traded.

2.8	The aggregate of the Monthly Contributions being made at any time by a Participant under the Scheme and any monthly savings contributions then being made under certified contractual savings schemes linked to any other savings-related share option scheme shall not exceed the Maximum Contribution.

3.	SCALING DOWN

3.1	If valid applications are received for a total number of Shares in excess of any maximum number of Shares determined by the Grantor pursuant to Rule 2.1 or any limitation under Rule 5, the Grantor shall scale down applications by taking one of the following steps until the number of Shares available equals or exceeds the number of Shares applied for (provided always that in reducing the number of Shares applied for, any adjustments shall ensure that an Eligible Employee’s Monthly Contribution remains an integer multiple of €1:

3.1.1	by treating each election for a Relevant Bonus as an election for no Relevant Bonus and then, so far as necessary, by reducing the proposed Monthly contributions pro rata to the excess over €12 and then, so far as necessary, selecting by lot; or

3.1.2	by reducing the proposed Monthly Contributions pro rata to the excess over €12 and then, so far as necessary, selecting by lot.

Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions and the Board shall be authorised to complete proposal forms in respect of savings contracts to reflect any reduction in Monthly Contributions resulting therefrom.

3.2	If the number of Shares available is insufficient to enable an Option based on Monthly Contributions of €12 a month to be granted to each Eligible Employee making a valid application, the Grantor may, as an alternative to selecting by lot, determine in its absolute discretion that no Options shall be granted.

3.3	If the Board so determines, the provisions in Rules 3.1.1 and 3.1.2 may be modified or applied in any manner as may be agreed in advance with the Revenue Commissioners.

3.4	If in applying the scaling down provisions contained in this Rule 3, Options cannot be granted within the 30 day period referred to in Rule 4.2 below, the Grantor may extend that period by 12 days regardless of the expiry of the relevant Grant Period.

4.	GRANT OF OPTIONS

4.1	No Option shall be granted to any person if at the Date of Grant that person shall have ceased to be an Eligible Employee.

4.2	Within 30 days of the first Dealing Day (if any) by reference to which the Option Price was fixed (which date shall be within a Grant Period) the Grantor may, subject to Rule 3 above, grant to each Eligible Employee who has submitted a valid application an Option in respect of the number of Shares for which he has applied pursuant to Rule 2.6.

4.3	The Grantor shall issue to each Participant an option certificate in such form (not inconsistent with the provisions of the Scheme) as the Board may from time to time prescribe. Each such certificate shall specify the Date of Grant of the Option, the number of Shares over which the Option is granted, the Bonus Date and the Option Price.

4.4	Except as otherwise provided in these Rules, every Option shall be personal to the Participant to whom it is granted and shall not be transferable.

4.5	No amount shall be paid in respect of the grant of an Option.

5.	NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED

5.1	The number of Shares which may be allocated under the Scheme on any day shall not, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Scheme and under any other Employees’ Share Scheme adopted by the Company or any Subsidiary, exceed such number as represents 10 percent of the common share capital of the Company in issue immediately prior to that day.

5.2	In determining the above limits (i) any Shares issued or which may be issued to satisfy any options granted by the trustees of any employee benefit trust established by the Company or any Subsidiary shall be regarded as Options to subscribe for Shares; and (ii) no account shall be taken of any Shares where the right to acquire such Shares was released or lapsed without being exercised.

5.3	References in this Rule to the “allocation” of Shares shall mean, in the case of any share option scheme, the placing of unissued shares under option and, in relation to other types of Employees’ Share Scheme, shall mean the issue and allotment of shares.

5.4	References to the issue and allotment of Shares shall include the transfer of Shares from treasury, but only until such time as the guidelines issued by institutional investor bodies cease to provide that they need to be so included.

6.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

6.1

6.1.1	Save as provided in Rules 6.2, 6.3, 6.4 and 7, an Option may not be exercised earlier than the Bonus Date under the relevant Savings Contract.

6.1.2	Save as provided in Rule 6.2, an Option shall not be exercisable later than 6 months after the Bonus Date under the relevant Savings Contract.

6.1.3	Save as provided in Rules 6.2, 6.3 and 7, an Option may only be exercised by a Participant whilst he is a director or employee of a Participating Company.

6.1.4	If, at the Bonus Date, a Participant holds an office or employment in a company which is not a Participating Company but which is an Associated Company (within the meaning of Paragraph 1(1) of Schedule 12A to the Taxes Act) or a company over which the Company has Control, such Option may be exercised within six months of the Bonus Date.

6.2	An Option may be exercised by the personal representatives of a deceased Participant:

6.2.1	within 12 months following the date of his death if such death occurs before the Bonus Date; or

6.2.2	within 12 months following the Bonus Date in the event of his death within 6 months after the Bonus Date.

6.3	Subject to Rule 6.1.2 an Option may be exercised by a Participant within 6 months following his ceasing to hold the office or employment by virtue of which he is eligible to participate in the Scheme by reason of:

6.3.1	injury, disability, redundancy within the meaning of the Redundancy Payments Acts 1967 to 1991, or retirement on reaching the Specified Age; or

6.3.2	his office or employment being in a company of which the Company ceases to have Control; or

6.3.3	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither an Associated Company nor a company under the Control of the Company;

6.3.4	any other reason where such cessation of office or employment is more than 3 years after the Date of Grant of the Option; or

6.3.5	cessation of employment in circumstances other than those mentioned in 6.3.1 to 6.3.4 above, after the Bonus Date.

For the purposes of the Scheme, a woman who leaves employment due to pregnancy will be regarded as having left the employment on the earliest of the date she notifies her employer of her intention not to return, the last day of the 29 week period of confinement and any other date specified by the terms of her office or employment with her employer.

6.4	Subject to Rule 6.1.2 an Option may be exercised by a Participant within 6 months following the date he reaches the Specified Age if he continues after that date to hold the office or employment by virtue of which he is eligible to participate in the Scheme.

6.5	No person shall be treated for the purposes of Rule 6.3 as ceasing to hold an office or employment by virtue of which that person is eligible to participate in the Scheme until that person ceases to hold any office or employment in the Company or any Associated Company.

6.6	Options shall lapse upon the occurrence of the earliest of the following events:

6.6.1	subject to 6.6.2 below, 6 months after the Bonus Date;

6.6.2	where the Participant dies before the Bonus Date, 12 months after the date of death, and where the Participant dies in the period of 6 months after the Bonus Date, 12 months after the Bonus Date;

6.6.3	the expiry of any of the 6 month periods specified in Rule 6.3.1 to 6.3.4 save that if at the time any such applicable periods expire time is running under the 12 month periods specified in Rule 6.2, the Option shall not lapse by reason of this sub-rule 6.6.3 until the expiry of the relevant 12 month period in Rule 6.2;

6.6.4	the expiry of any of the periods specified in Rules 7.1, 7.3 and 7.4 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 7.1, 7.3 or 7.4) pursuant to Rule 7.5;

6.6.5	the Participant ceasing to hold an office or employment with the Company or any Associated Company in any circumstances other than:

(A)	where the cessation of office or employment arises on any of the grounds specified in Rules 6.2 or 6.3; or

(B)	where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 7 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 7.1, 7.3 or 7.4) pursuant to Rule 7.5;

6.6.6	the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

6.6.7	the Participant being deprived of the legal or beneficial ownership of the Option by operation of law, or doing anything or omitting to do anything which causes him to be so deprived or declared bankrupt or apparently insolvent; or

6.6.8	where before an Option has become capable of being exercised, the Participant gives notice that he intends to stop paying Monthly Contributions, or is deemed under the terms of the Savings Contract to have given such notice, or makes an application for repayment of the Monthly Contributions.

6.6.9	the Participant’s right to continue making the related Monthly Contributions lapsing in respect of an Option in accordance with the provisions of the Savings Contract before the Participant has completed all savings.

6.7	Where an Option is exercised in part it shall lapse to the extent of the unexercised balance.

6.8	In the event that, on conversion to pounds sterling the aggregate Option Prices in respect of the number of Shares over which an Option is being exercised is less than the repayment made to the Participant under the relevant Savings Contract (including any interest payable) the Participant shall not be entitled to exercise his option over a greater number of Shares than that set out in the Option Certificate (as amended from time to time by Rule 7).

6.9	For the avoidance of doubt, a Participant shall not have any right to exercise any Options other than in accordance with the terms of this Rule 6.

7.	TAKEOVER, RECONSTRUCTIONS AND WINDING UP

7.1	Subject to Rule 7.3 below, if any person obtains Control of the Company as a result of making, either:

7.1.1	a general offer to acquire the whole of the issued common share capital of the Company (which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

7.1.2	a general offer to acquire all the shares in the Company which are of the same class as the Shares, an Option may be exercised within the period of 6 months starting from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2	For the purpose of Rule 7.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Takeovers and Mergers) with him have together obtained Control of it.

7.3	If any person becomes bound or entitled to acquire Shares under Sections 102 or 103 of the Companies Act 1981 of Bermuda or any provision similar to section 204 of the Companies Act 1963 an Option may be exercised at any time when that person remains so bound or entitled.

7.4	If the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or if an amalgamation of the Company with another company is proposed by the Board, the Company shall give notice thereof to all Participants and the Participant may then exercise the Option within six months from the date of the Court sanctioning such compromise or arrangement and thereafter the Option shall lapse.

7.5	If a resolution is proposed for the voluntary winding-up of the Company, the Participant may exercise his Option at any time within six months after such resolution being passed and, to the extent they have not been exercised, all Options will thereafter lapse immediately.

7.6	If Options become exercisable as a result of a single Company obtaining Control pursuant to any of Rules 7.1, 7.3 or 7.4 above, any Participant may at any time within the Appropriate Period, by agreement with the relevant company, release any Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which (for the purposes of Paragraph 16 of Schedule 12A to the Taxes Act) is equivalent to the Old Option but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company falling within Paragraph 11(b) or (c) of Schedule 12A to the Taxes Act).

7.7	The New Option shall not be regarded for the purposes of Rule 7.6 as equivalent to the Old Option unless the conditions set out in Paragraph 16(3) of Schedule 12A to the Taxes Act are satisfied but so that the provisions of the Scheme shall for this purpose be construed as if:-

7.7.1	the New Option were an option granted under the Scheme at the same time as the Old Option; and

7.7.2	except for the purpose of the definition of “Participating Company” in Rule 1, the reference to Signet Jewelers Limited in the definition of “the Company” in Rule 1 were a reference to the different company mentioned in Rule 7.6;

7.8	The Directors shall use reasonable endeavours to notify Participants forthwith of any event of which they have actual notice arising pursuant to this Rule which concerns any Option held for the time being.

8.	MANNER OF EXERCISE

8.1	An Option may only be exercised during the periods specified in Rules 6 and 7 and only with monies not exceeding the amount of the repayment (including any interest and Relevant Bonus) under the Savings Contract as at the date of such exercise. For this purpose, no account shall be taken of such part (if any) of the repayment of any Monthly contribution, the due date for the payment of which under the Savings Contract arises after the date of the repayment.

8.2	Exercise shall be by the delivery to the Company Secretary as agent for the Grantor or his duly appointed agent, of an option certificate or certificates covering at least all the Shares over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Participant (or by his duly authorised agent) together with any remittance for the Exercise Price payable to the Company as agent for the Grantor or authority to the Company as agent for the Grantor to withdraw and apply monies from the Savings Contract to acquire the Shares over which the Option is to be exercised.

8.3	The effective date of exercise shall be the date of delivery of the notice of exercise together with any remittance or authority referred to in Rule 8.1. For the purposes of this Scheme a notice of exercise shall be deemed to be delivered when it is received by the Company.

9.	ISSUE OR TRANSFER OF SHARES

9.1	Subject to Rule 9.3, Shares to be issued pursuant to the exercise of an Option shall be allotted to the Participant (or his nominee) within 30 days following the date of effective exercise. of the Option.

9.2	Subject to Rule 9.4, the Grantor shall procure the transfer of any Shares to be transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the date of effective exercise of the Option.

9.3	The allotment or transfer of any Shares under the Scheme shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.7 above.

9.4	Shares issued pursuant to the Scheme shall rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

9.5	Shares transferred pursuant to the Scheme shall not be entitled to any rights attaching to Shares by reference to a record date preceding the date of transfer.

9.6	If and so long as the Shares are admitted to Listing or are admitted to trading on any stock exchange, stock market or other recognised exchange (the “Relevant Exchange”), the Company shall apply for any Shares issued pursuant to the Scheme to be admitted to Listing, or to be listed or traded on the Relevant Exchange, as soon as practicable after the allotment thereof.

9.7	Any requirements under this Rule 9 to issue, allot, transfer or procure the transfer of any Shares may be met by the transfer of Shares held as Treasury Shares.

10.	ADJUSTMENTS

10.1	The number of Shares over which an Option is granted and/or the Option Price thereof (and where an Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and/or the price at which they may be acquired) shall be adjusted in such manner as the Grantor shall determine following any capitalisation issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in the share capital of the Company, to the intent that (as nearly as may be without involving fractions of a Share and/or an Option Price calculated to more than two decimal places) the aggregate Exercise Price payable in respect of an Option shall remain unchanged, provided that no adjustment shall be made pursuant to this Rule 10.1 without the prior approval of the Revenue Commissioners (so long as the Scheme is approved by the Revenue Commissioners). No adjustment may be made unless the Shares will continue to satisfy the requirements of paragraphs 10 to 15 of Schedule 12A to the Taxes Act.

10.2	Subject to the provisions of this Rule 10.2, no adjustment under Rule 10.1 above may have the effect of reducing the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares any such adjustment may only be made if the reduction of the Option Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount (if any) by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price and to apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

10.3	The Grantor may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 10 and to call in, cancel, endorse, issue or reissue any option certificate consequent upon such adjustment.

11.	ADMINISTRATION

11.1	Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by electronic mail or by post, in the case of a company to its registered office and in the case of an individual to his last known address or, where he is a director or employee of a Participating Company or an Associated Company, either to his last known address or to the address of the place of business at which he or she performs the whole or substantially the whole of the duties of his or her office or employment (being an electronic mail address where appropriate).

11.2	If a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

11.3	If a notice or other communication is given by electronic mail, it shall be deemed to have been received on the day following the date of transmission.

11.4	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

11.5	If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Company Secretary may require.

11.6	The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed or the Grantor shall procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired.

11.7	The decision of the Board in any dispute relating to an Option or the due exercise thereof or any other matter in respect of the Scheme shall be final and conclusive.

11.8	The costs of introducing and administering the Scheme shall be borne by the Company.

11.9	Any expenses involved in any issue of Shares in the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Company and any expenses involved in the transfer of Shares into the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Grantor.

12.	ALTERATIONS

12.1	Subject to Rule 12.2 and 12.4, the Board may at any time alter or add to all or any of the provisions of the Scheme in any respect, provided that if an alteration or addition Is made at a time when the Scheme is approved by the Revenue Commissioners under Schedule 12A to the Taxes Act it shall not have effect until it has been approved by the Revenue Commissioners.

12.2	Subject to Rule 12.3, no alteration or addition to the advantage of Participants or employees relating to eligibility, the limits on participation, the overall limits on the issue of Shares, the basis for determining a Participant’s entitlement to Shares and the adjustment of Options may be made under Rule 12.1 without the prior approval by resolution of the members of the Company in general meeting.

12.3	Rule 12.2 shall not apply to any alteration or addition which:

(A)	is necessary or desirable in order to obtain or maintain Revenue Commissioners approval of the Scheme under Schedule 12A to the Taxes Act or any other enactment, or to comply with or take account of the provisions of any proposed or existing legislation, or to take advantage of any changes to the legislation or to take account of any of the events mentioned in Rule 7 or to obtain or maintain favourable taxation, exchange control or regulatory treatment for the Company, or any Subsidiary or any Participant; and

(B)	does not affect the definition of Option Price, the limits on individual participation or the limits in Rule 5.

12.4	No alteration or addition shall be made under Rule 12.1 which would abrogate or adversely affect the subsisting rights of a Participant, unless it is made:

12.4.1	with the consent of such number of Participants as hold Options under the Scheme to acquire 75 per cent. of the Shares which would be issued or transferred if all Options granted and subsisting under the Scheme were exercised; or

12.4.2	by a resolution at a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy, and for the purposes of this Rule 12.4 the provisions of the bye-laws of the Company relating to shareholder meetings shall apply mutatis mutandis.

12.5	As soon as reasonably practicable after making any alteration or addition under Rule 12.1, the Board shall give notice thereof to any Participant affected thereby.

12.6	No alteration shall be made to the Scheme if following the alteration the Scheme would cease to be an Employees’ Share Scheme.

13.	GENERAL

13.1	The Scheme shall terminate on 9 July 2018 or at any earlier time by the passing of a resolution by the Board or a resolution of the Company in general meeting. Termination of the Scheme shall be without prejudice to the subsisting rights of Participants.

13.2	The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 60 of the Companies Act 1963 or section 153 of the UK Companies Act 1985. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company hereunder, directly or indirectly in respect of such Subsidiary’s employees. Nothing in the Scheme shall be deemed to give any employee of any Participating Company any right to participate in the Scheme.

13.3	The rights and obligations of any individual under the terms of his office or employment with a Participating Company or Associated Company shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall do so strictly under the terms of these Rules and shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reason whatsoever, whether lawfully or otherwise, insofar as such termination has consequences for the terms under which Options may be exercised or otherwise dealt with under these Rules or the provisions of any statute or law relating to taxation.

13.4	Benefits under the Scheme shall not form part of a Participant’s remuneration for any purpose and shall not be pensionable.

13.5	By participating in the Scheme, the Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Scheme. The Company may share such information with any Participating Company or Associated Company, trustees, its registrars, brokers, other third party administrator or any person who obtains Control of the Company or acquires the company, undertaking or part-undertaking which employs the Participant, whether within or outside of the European Economic Area.

13.6	These Rules shall be governed by and construed in accordance with the laws of Ireland.